NASDAQ: NSIT

Insight Enterprises, Inc. Appoints New Member to Board of Directors
Linda Breard Appointed to the Board

TEMPE, Ariz., February 12, 2018 — Insight Enterprises, Inc. (the “Company”) (Nasdaq:NSIT), a leading global provider of technology solutions, today announced that Linda Breard has been appointed to the Company’s board of directors.

“We are delighted to welcome Linda Breard to our Board,” said Timothy A. Crown, Chair of the Board of Directors. “Her experience and leadership as a chief financial officer in technology companies and other industries and as an experienced Board member adds valuable expertise that will help Insight continue its transformation in the IT industry. Ms. Breard currently serves on the board of directors for Potlatch Corporation, where she is the chair of the audit committee.

For more information on Insight, visit http://www.insight.com/  or call 1.800.INSIGHT.

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About Insight
Insight Enterprises, Inc. (“Insight”) is a Fortune 500 global IT provider helping businesses of all sizes – from small and medium sized firms to worldwide enterprises, governments, schools and healthcare organizations – define, architect, implement and manage Intelligent TechnologySolutions™. Insight empowers its customers to manage their IT environments so they can drive meaningful business outcomes today and transform their operations for tomorrow. Discover more at www.insight.com. NSIT-F.

Contact:	Helen Johnson Insight Enterprises, Inc. Tel. (480) 333.3234 Email: helen.johnson@insight.com